UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 1, 2007

FIRST ADVANTAGE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

Delaware	001-31666	61-1437565
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Carillon Parkway

St. Petersburg, Florida 33716

(Address of principal executive offices)

(727) 214-3411

(Registrant’s telephone number)

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b), (c) (Departure of Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers).

On August 1, 2007, Akshaya Mehta and Todd Mavis were appointed as Executive Vice Presidents of Operations of First Advantage Corporation (the “Company”). As a result of the appointments, the position of Chief Operating Officer was eliminated on August 1, 2007. Mr. Mehta previously served in this position from 2003 to 2007. Both Messrs. Mehta and Mavis will report to the Chief Executive Officer, Anand Nallathambi, and will focus on the day to day operations of the Company as well as special strategic initiatives set forth in more detail in a press release announcing the appointments of Messrs. Mehta and Mavis on August 6, 2007. Mr. Mavis formally served as president and chief executive officer of Danka Business Systems of St. Petersburg, Florida, prior to accepting this position with the Company.

In connection with Mr. Mavis’ new appointment as Executive Vice President of Operations, the Compensation Committee has approved as following compensation arrangement with Mr. Mavis:

Base Salary	$325,000
Car Allowance	$9,600 annually
Participation in Management Incentive Plan *	$406,250
Stock Options**	50,000
Signing Bonus	$50,000
Relocation Reimbursement, including tuition reimbursement, consistent with Company policy	Pursuant to Company policy.

*	The Management Incentive Plan for Mr. Mavis will be pro-rated for 2007, with a maximum bonus opportunity of between zero and 125% of base salary with objectives comprised of financial and individual objectives.
**	to be awarded pursuant to the Company’s stock option policy.

The August 6, 2007 press release announcing the appointments of Messrs. Mehta and Mavis is attached hereto as Exhibit 99. 1.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibit:

Exhibit No.	Description
99.1	Press release dated August 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST ADVANTAGE CORPORATION

Date: August 6, 2007	By:	/s/ Julie Waters
	Name:	Julie Waters
	Title:	Vice President and General Counsel